Exhibit 99.1

Release Date: April 22, 2004

Scientific-Atlanta Announces Third Quarter Results

Atlanta, GA – April 22, 2004. Scientific-Atlanta, Inc. (NYSE:SFA) today reported that third quarter earnings of $54.0 million, or $0.35 per share, increased by 101 percent from last year’s third quarter earnings of $26.8 million, or $0.18 per share. Sales of $437.0 million in the third quarter increased by 14 percent from the same period last year.

Earnings in the quarter ending April 2, 2004 included an after-tax gain of $1.5 million, or $0.01 per share, related to the sale of an equity investment. Last year’s third quarter earnings included after-tax charges of $6.9 million, or $0.04 per share, related to the mark-to-market adjustment of various equity investments and restructuring expenses.

Good Third Quarter Results

Third quarter bookings were $448.0 million, an increase of $108.1 million, or 32 percent, from last year, but a slight decrease from last quarter. The book-to-bill ratios for the quarter and for the fiscal year-to-date were greater than one.

Bookings of subscriber products were $330.3 million, an increase of 54 percent from last year but a slight decrease sequentially. The year-to-year increase was driven primarily by orders for Explorer® 8000 digital video recorder (DVR) products and high-definition set-tops. After the end of the quarter, the company received an order from Cablevision Systems that included the Explorer 8300 DVR product.

Third quarter transmission product bookings, including satellite products, were $117.9 million, a decrease of six percent from last year, but a slight increase sequentially.

Backlog at the end of the quarter was $415.6 million, an increase of 22 percent from last year and a slight increase sequentially. The backlog contains orders for more than one million Explorer digital set-tops.

Third quarter sales of $437.0 million increased $54.4 million, or 14 percent, from last year and increased by $20.4 million, or five percent, from last quarter.

Sales of subscriber products were $318.5 million, an 18 percent increase from last year, and an eight percent increase from last quarter. Included in third quarter sales were shipments of 997 thousand Explorer digital set-tops, a four percent increase from the second quarter’s shipments of 958 thousand units, and a seven percent increase from last year. In addition, the company shipped 399 thousand WebSTAR™ cable modems, a record for any quarter.

Sales of transmission products, including satellite products, were $118.7 million, an increase of five percent compared to last year, but down slightly compared to last quarter.

Gross margin in the third quarter was 36.9 percent of sales, an increase of 280 basis points from last year, but a 90 basis point decrease from last quarter. The year-to-year increase was due to the beneficial effects of higher volumes, material cost reductions resulting from engineering redesign and procurement efforts, and lower manufacturing conversion costs. These factors were partially offset by lower selling prices.

The sequential decline in the gross margin percent was due to a less favorable mix of subscriber headend products and increased shipments of new set-top models that currently have gross margins lower than the company average. These factors were partially offset by continued improvement in gross margins of transmission products.

Other income of $4.6 million in the third quarter of fiscal year 2004 included a $2.2 million gain from the sale of an equity investment and various other items resulting in net gains, none of which individually was significant.

Earnings in the third quarter were $54.0 million, or $0.35 per share. Compared with the same period of last year, earnings increased $27.1 million, or 101 percent. On a sequential basis, earnings increased by $2.8 million, or six percent. Earnings in the quarter just ended included an after-tax gain of $1.5 million, or $0.01 per share, related to the sale of an equity investment. In last year’s third quarter, earnings included after-tax charges of $6.9 million, or $0.04 per share, related to the mark-to-market adjustment of various equity investments and restructuring expenses.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong with cash and short-term investments of $1.195 billion at the end of the quarter, an increase of $98.9 million in the quarter. In the third quarter, cash provided by operating activities was $86.5 million.

On a sequential basis, accounts receivable decreased slightly. Inventory declined slightly compared to both last year and last quarter. Inventory turns for the quarter improved to 8.7 turns, which was the highest level in more than ten years.

Other Highlights

Shipments of dual-tuner Explorer 8000 DVR products increased by 18 percent sequentially to 306 thousand units, including 32 thousand Explorer 8000HD set-tops. At the end of the third fiscal quarter, the Explorer 8000 product was available to approximately 24 million basic subscribers in Scientific-Atlanta systems.

The Explorer 8000 Multi-Room™ DVR has been in field testing at a customer location for approximately one month. The company continues to expect to begin shipments of this product by the end of the fourth fiscal quarter.

Scientific-Atlanta has received orders for the Explorer 8000 product from cable systems that currently do not use the company’s set-top products. Headend equipment has been installed in some locations, and the systems currently are being tested. After the installation and launch of the headends associated with these orders, the number of basic subscribers with access to Scientific-Atlanta Explorer set-top products would increase by less than 5 percent.

Scientific-Atlanta shipped 198 thousand high-definition set-tops, a 95 percent increase from the preceding quarter. These shipments included 32 thousand Explorer 8000HD set-tops.

In the quarter, the company announced a new 10 Gbps video-on-demand (VOD) transport card for the Prisma IP™ multiservice digital transport platform. With this product, cable operators now can deliver a unique, on-demand video stream to every set-top in every cable household in a substantial portion of their network over a single fiber.

Scientific-Atlanta’s commercial services product portfolio includes both coaxial-based and optical-based products designed for the small and medium enterprise (SME) market. After completing field trials in the past two quarters, the company expects that its BroadLAN™ system, a new family of RF-based products for commercial services, will be available in the fourth fiscal quarter.

Summarizing the third quarter results, Jim McDonald, Scientific-Atlanta Chairman, President and CEO, concluded, “We are pleased with the response of the market to our advanced products. Dual-tuner digital video recorders and high-definition television have met with much greater acceptance in recent quarters. We expect to continue to lead with innovative products in the coming quarter, as we introduce our BroadLAN system for commercial services, our Multi-Room DVR, and our first digital set-top products for the Japanese market.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA - http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

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For more information contact:

Tom Robey, Investor Relations

770-236-4608

770-236-4775 fax

tom.robey@sciatl.com

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer and Prisma are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, Multi-Room, BroadLAN, and Prisma IP are trademarks of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	April 2, 2004	March 28, 2003	April 2, 2004	March 28, 2003
SALES	$437.0	$382.6	$1,249.2	$1,046.2

COST AND EXPENSES
Cost of sales	275.5	252.0	783.1	691.5
Sales and administrative	51.8	46.5	147.8	141.5
Research and development	38.9	35.7	110.2	112.4
Restructuring	—	3.6	1.4	14.8
Interest expense	0.2	—	0.6	0.7
Interest income	(4.2)	(4.7)	(12.2)	(16.4)
Other (income) expense, net	(4.6)	8.9	(5.9)	21.4

Total costs and expenses	357.6	342.0	1,025.0	965.9

EARNINGS BEFORE INCOME TAXES	79.4	40.6	224.2	80.3

PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current	27.7	3.6	70.3	30.8
Deferred	(2.3)	10.2	6.1	(3.5)

NET EARNINGS	$54.0	$26.8	$147.8	$53.0

EARNINGS PER COMMON SHARE
Basic	$0.35	$0.18	$0.97	$0.34

Diluted	$0.35	$0.18	$0.96	$0.34

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152.6	151.8	151.8	153.8

Diluted	155.3	152.2	154.5	154.2

DIVIDENDS PAID PER SHARE	$0.01	$0.01	$0.03	$0.03

BOOKINGS	$448.0	$339.9	$1,269.9	$965.5

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

	April 2, 2004	June 27, 2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$443.9	$359.8
Short-term investments	751.5	588.8
Receivables, less allowance for doubtful accounts of $3.3 at April 2 and June 27	224.6	184.6
Inventories	125.8	127.0
Deferred income taxes	30.9	41.9
Other current assets	20.2	21.5

TOTAL CURRENT ASSETS	1,596.9	1,323.6

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	22.2	22.1
Buildings and improvements	82.9	83.6
Machinery and equipment	220.6	219.7

	325.7	325.4
Less - Accumulated depreciation and amortization	140.5	127.7

	185.2	197.7

GOODWILL	240.2	235.2

INTANGIBLE ASSETS	41.8	51.0

NON-CURRENT MARKETABLE SECURITIES	2.0	8.4

DEFERRED INCOME TAXES	38.9	38.2

OTHER ASSETS	70.5	64.5

TOTAL ASSETS	$2,175.5	$1,918.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1.4	$1.4
Accounts payable	159.4	143.4
Accrued liabilities	87.5	100.9
Deferred revenue	18.0	15.6
Income taxes currently payable	31.7	12.3

TOTAL CURRENT LIABILITIES	298.0	273.6

LONG-TERM DEBT, LESS CURRENT MATURITIES	7.9	8.6

NON-CURRENT DEFERRED REVENUE	7.0	6.5

OTHER LIABILITIES	146.2	148.7

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at April 2 and June 27	82.5	82.5
Additional paid-in capital	558.3	520.5
Retained earnings	1,234.0	1,127.4
Accumulated other comprehensive income, net of taxes of $20.1 at April 2 and $13.2 at June 27	32.8	21.5

	1,907.6	1,751.9
Less - Treasury stock, at cost (12,056,542 shares at April 2 and 15,550,442 shares at June 27)	191.2	270.7

	1,716.4	1,481.2

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,175.5	$1,918.6

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